Exhibit 99.1
Calumet Specialty Products Partners, L.P. Reports Third Quarter 2006 Earnings
Highlights for the quarter ended September 30, 2006 are as follows:
•	Reported Adjusted EBITDA of $25.7 million and $81.2 million for the three and nine months ended September 30, 2006.

•	Declared a third quarter 2006 distribution of $0.55 per unit on September 28, 2006, payable on November 14, 2006 to unitholders of record on November 4, 2006, an increase of approximately 22% over the prior quarter.
INDIANAPOLIS—(PR NEWSWIRE)—Nov. 8, 2006—Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported net income for the three months ended September 30, 2006 of $35.7 million compared to net loss of $39.4 million for the same period in 2005. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $40.3 million and $25.7 million, respectively, for the three months ended September 30, 2006 as compared to $(30.1) million and $23.3 million, respectively, for the comparable period in 2005. Distributable Cash Flow for the three months ended September 30, 2006 was $22.2 million.
Net income for the nine months ended September 30, 2006 was $62.4 million compared to net loss of $20.8 million for the comparable period in 2005. EBITDA and Adjusted EBITDA were $81.7 million and $81.2 million, respectively, for the nine months ended September 30, 2006 as compared to $3.4 million and $57.6 million, respectively, for the same period in 2005. Distributable Cash Flow for the period of February 1, 2006 to September 30, 2006 was $66.9 million. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of such measures, and reconciliations of such measures to the comparable GAAP measures.)
The financial results for the nine months ended September 30, 2006 include the financial results of Calumet Lubricants Co., L.P. (the “Predecessor”) through January 31, 2006. For the period from January 1, 2006 to January 31, 2006, the Predecessor generated net income of $4.4 million, EBITDA of $9.8 million, and Adjusted EBITDA of $4.5 million. Substantially all of the assets and operations of the Predecessor and its consolidated subsidiaries were contributed to the Partnership in connection with the closing of the Partnership’s initial public offering during the first quarter of 2006 (the “IPO”).
“During the third quarter of 2006, we maintained our strong performance within the specialty products segment,” said Bill Grube, Calumet’s President and CEO. “We have made significant capital expenditures related to the Shreveport capacity expansion project, which we still expect to be completed and operational in the third quarter of 2007.”
Net income for the three months ended September 30, 2006 of $35.7 million compared to a net loss of $39.4 million for the same period in 2005 was significantly impacted by an unrealized gain on derivative instruments of $16.8 million in 2006 as compared to an unrealized loss of $52.0 million for the same period in 2005. Effective April 1, 2006, the mark to market change on the effective portion of those derivative instruments designated as hedges is recorded to other comprehensive income, a component of partners’ capital. Further, the Partnership’s performance for the third quarter of 2006 as compared to the third quarter of 2005 was positively impacted by widened specialty products margins, partially offset by less favorable fuel products margins due to both lower crack spreads and costs associated with plant operations, due primarily to increases in other material costs from the use of certain gasoline blendstocks in the third quarter of 2006 to maintain compliance with certain environmental regulations, partially offset by lower plant operating costs, including plant fuel and maintenance. The Company does not anticipate that such gasoline blendstock usage will be required beyond the fourth quarter of 2006. The increase in overall gross profit was also offset by increased transportation expenses in our specialty products segment due to higher rail service costs and higher sales volume.
Total Specialty Products segment sales volume for the third quarter of 2006 was 26,380 barrels per day (bpd) as compared to 25,152 bpd for the same period in the prior year, an increase of 1,228 bpd, or 4.9%.
Total Fuel Products segment sales volume for the third quarter of 2006 was 24,783 bpd as compared to 23,696 bpd in the same period for the prior year, an increase of 1,087 bpd, or 4.6%.
Gross profit by segment for the third quarter of 2006 for the Specialty Products and Fuel Products segments was $38.8 million and $12.3 million, respectively, compared to $13.0 million and $25.8 million, respectively, for the same period in 2005. In the second quarter of 2006, Calumet began accounting for certain derivatives hedging our fuel products sales and crude oil purchases as cash flow hedges and thus a portion of the settlement impact of such hedges is reflected in gross profit in our fuel products segment. The activity associated with derivative instruments not qualifying for hedge accounting is recorded to realized and unrealized gain or loss on derivative instruments in other income (expense) in the statements of operations.
As previously announced on September 28, 2006, the Partnership declared a quarterly cash distribution of $0.55 per unit on all outstanding units for the quarter ended September 30, 2006, an increase of approximately 22% over the prior quarter. The distribution will be paid on November 14, 2006 to unitholders of record on November 4, 2006.

     The following table sets forth information about our combined refinery operations. Refining production volume differs from sales volumes due to changes in inventory.

	Calumet	Predecessor	Calumet (1)	Predecessor
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Sales volume (bpd):
Specialty Products sales volume	26,380	25,152	26,681	24,410
Fuel Products sales volume	24,783	23,696	24,656	21,074

Total (2)	51,163	48,848	51,337	45,484

Total feedstock runs (bpd) (3)	53,330	52,594	53,025	48,876

Refinery production (bpd) (4) Specialty Products:
Lubricating oils	11,241	12,962	11,677	11,439
Solvents	6,049	4,743	5,361	4,430
Waxes	1,083	1,021	1,151	919
Asphalt and other by-products	7,664	6,497	7,053	6,489
Fuels	1,753	2,258	2,288	2,474

Total	27,790	27,481	27,530	25,751

Fuel Products (bpd):
Gasolines	9,538	8,320	9,507	7,577
Diesel fuels	6,752	8,906	7,161	8,870
Jet fuels	6,899	4,930	6,928	4,498
By-products	627	692	511	520

Total	23,816	22,848	24,107	21,465

Total refinery production	51,606	50,329	51,637	47,216

(1) Includes the period of January 1, 2006 through January 31, 2006 for the Predecessor.
(2) Total sales volume includes sales from the production of the Partnership’s refineries and sales of inventories.
(3) Feedstock runs represents the barrels per day of crude oil and other feedstocks processed at the Partnership’s refineries.
(4) Total refinery production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other refinery feedstocks at the Partnership’s refineries. The difference between total refinery production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of end products and volume loss.
Update on Calumet’s Internal Growth Project at its Shreveport Refinery
As previously announced, the Partnership has commenced a major capital improvement project at the Shreveport refinery, which we still expect to be completed and fully operational in the third quarter of 2007 and should increase this refinery’s crude oil throughput capacity by approximately 40% over current levels. Since the second quarter of 2006, we have purchased significant operating equipment for the project and spent a total of $32.5 million in capital expenditures related to the project. In July 2006, we completed a follow-on public offering of 3.3 million common units to help fund the project. We have now either acquired or contracted for the purchase of all key operating equipment for the expansion project. We currently estimate the total cost of the Shreveport refinery expansion project will be approximately

$150 million. The increase in the estimated cost of the expansion project is due primarily to escalation in construction costs.
About the Company
The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products. The Partnership also produces fuel products including gasoline, diesel fuel and jet fuel. The Partnership is based in Indianapolis, Indiana and has three refineries located in northwest Louisiana.
A conference call is scheduled for 1:30 p.m. ET (12:30 p.m. CT) Thursday, November 9, 2006, to discuss the financial and operational results for the third quarter of 2006. Anyone interested in listening to the presentation may call 866-314-9013 and enter passcode 36041378. For international callers, the dial-in number is 617-213-8053, passcode 36041378. The live internet webcast and the replay can be accessed on Calumet’s website, www.calumetspecialty.com
The telephonic replay is available in the United States by calling 888-286-8010 and entering passcode 46260671. International callers can access the replay by calling 617-801-6888, passcode 46260671. The replay will be available beginning Thursday, November 9, 2006, at approximately 3:30 p.m. until Thursday, November 23, 2006.
The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.
Cautionary Statement Regarding Forward-Looking Statements
Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the success of the Partnership’s risk management activities; the availability of, and the Partnership’s ability to consummate, acquisition or combination opportunities; the Partnership’s access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership’s credit rating and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counter parties; the impact of crude oil price fluctuations; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; weather interference with business operations or project construction; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement. The statements regarding the Shreveport expansion project’s expected completion date, the Shreveport refinery expansion project’s expected costs, the resulting increases in production levels from the Shreveport expansion project, and the estimate of when our increased costs associated with the usage of certain gasoline blendstocks will end, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements.

Non-GAAP Financial Measures
We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA, and Distributable Cash Flow, and provide reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income and (in the case of EBITDA and Adjusted EBITDA) cash flow from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.
EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
We define EBITDA as net income plus interest expense, taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facilities. Consistent with that definition, Adjusted EBITDA, for any period, equals: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for derivative activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring; decommissioning and asset impairments in the periods presented); and (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for derivative activities; and (d) other non-cash recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage test thereunder.
We believe that Distributable Cash Flow provides additional information for investors to evaluate the Partnership’s ability to declare and pay distributions to unitholders.
We define Distributable Cash Flow as Adjusted EBITDA less maintenance capital expenditures, cash interest expense and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per unit data)

	Calumet	Predecessor	Calumet	Predecessor
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Sales	$444,747	$363,870	$1,272,366	$894,981
Cost of sales	393,601	325,116	1,112,195	799,574

Gross profit	51,146	38,754	160,171	95,407

Operating costs and expenses:
Selling, general and administrative	4,752	3,600	14,891	11,998
Transportation	16,002	13,550	44,504	33,544
Taxes other than income taxes	957	557	2,774	2,037
Other	313	286	597	618
Restructuring, decommissioning and asset impairments	—	(6)	—	2,159

Operating income	29,122	20,767	97,405	45,051

Other income (expense):
Interest expense	(1,705)	(6,816)	(7,838)	(16,771)
Interest income	1,369	29	1,614	106
Debt extinguishment costs	—	—	(2,967)	—
Realized loss on derivative instruments	(9,810)	(1,415)	(25,630)	(812)
Unrealized gain (loss) on derivative instruments	16,780	(51,975)	(61)	(48,412)
Other	(19)	4	(35)	21

Total other income (expense)	6,615	(60,173)	(34,917)	(65,868)

Net income (loss) before income taxes	35,737	(39,406)	62,488	(20,817)
Income tax expense	64	—	128	—

Net income (loss)	$35,673	$(39,406)	$62,360	$(20,817)

Allocation of net income:
Less: Net income applicable to Predecessor for the period through January 31, 2006	—		4,408

Net income applicable to Calumet	35,673		57,952
Minimum quarterly distribution to common unitholders, prorated	(7,365)		(17,130)
General partner’s incentive distribution rights.	(8,481)		(11,752)
General partner’s interest in net income	(297)		(543)
Common unitholders’ share of income in excess of minimum quarterly distribution	(7,590)		(11,521)

Subordinated partners’ interest in net income	11,940		17,006

Basic and diluted net income per limited partners’ unit:
Common	$0.92		$1.97

Subordinated	$0.91		$1.30

Weighted average limited partner common units outstanding — basic and dilutive	16,187		14,068
Weighted average limited partner subordinated units outstanding — basic and dilutive	13,066		13,066

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Calumet	Predecessor
	September 30,	December 31,
	2006	2005
	Unaudited	Audited
Assets
Current assets:
Cash	$100,282	$12,173
Accounts receivable, net	121,720	115,294
Inventories	98,422	108,431
Derivative assets	15,932	3,359
Prepaid expenses and other current assets	8,112	19,650

Total current assets	344,468	258,907

Property, plant and equipment, net	158,889	127,846
Other noncurrent assets, net	3,485	12,964

Total assets	$506,842	$399,717

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$81,485	$44,759
Other current liabilities	20,248	17,470
Current portion of long-term debt	500	500
Distribution payable	16,771	—
Derivative liabilities	9,490	30,449

Total current liabilities	128,494	93,178
Long-term debt, less current portion	49,159	267,485
Total liabilities	177,653	360,663

Partners’ capital	294,920	38,557
Other comprehensive income	34,269	497

Total Partner’s capital	329,189	39,054

Total liabilities and partners’ capital	$506,842	$399,717

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Calumet	Predecessor
	Nine Months Ended
	September,
	2006	2005
	Unaudited	Unaudited
Operating activities

Net income (loss)	$62,360	$(20,817)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,456	7,414
Provision for doubtful accounts	122	195
Loss on disposal of property and equipment	78	(16)
Restructuring, decommissioning and asset impairments	—	1,693
Unrealized loss on derivative instruments	61	48,412
Debt extinguishment costs	2,967	—
Changes in assets and liabilities:
Accounts receivable	(6,639)	(65,077)
Inventories	10,009	(50,114)
Prepaid expenses and other current assets	11,538	(14,622)
Derivative activity	178	2,606
Other noncurrent assets	4,113	(1,387)
Accounts payable	36,726	(12,333)
Other current liabilities	3,089	6,277

Net cash provided by (used in) operating activities	133,058	(97,769)

Investing activities
Additions to property, plant and equipment	(39,923)	(9,575)
Proceeds from disposal of property, plant and equipment	158	11

Net cash used in investing activities	(39,765)	(9,564)

Financing activities
Net proceeds (payments) on borrowings	(218,326)	99,329
Debt issuance costs	—	(44)
Proceeds from initial public offering	138,743	—
Proceeds from follow-on public offering	103,479	—
Contributions from Calumet GP, LLC	2,593	—
Cash distribution to Calumet Holding, LLC	(3,258)	—
Distributions to Predecessor partners	(6,900)	(7,285)
Distributions to partners	(21,515)	—

Cash provided by (used in) financing activities	(5,184)	92,000

Net increase (decrease) in cash	88,109	(15,333)
Cash at beginning of period	12,173	18,087

Cash at end of period	$100,282	$2,754

Supplemental disclosure of cash flow information
Interest paid	$9,933	$13,933
Taxes paid	$116	$—

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW
(in thousands)

	Calumet	Predecessor	Calumet	Predecessor
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		Unaudited
Net income	$35,673	$(39,406)	$62,360	$(20,817)
Add:
Interest expense and debt extinguishment costs	1,705	6,816	10,805	16,771
Depreciation and amortization	2,822	2,506	8,456	7,414
Income tax expense	64	—	128	—

EBITDA	40,264	(30,084)	81,749	3,368

Add:
Unrealized losses (gains) from mark to market accounting for derivative activities	(18,290)	51,975	(743)	48,412
Non-cash impact of restructuring, decommissioning and asset impairments	—	(6)	—	1,593
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	3,680	1,421	146	4,264

Adjusted EBITDA	$25,654	$23,306	$81,152	$57,637

Less:
Adjusted EBITDA attributable to Predecessor	—		(4,494)
Maintenance capital expenditures (a)	(1,769)		(3,634)
Cash interest expense (b)	(1,660)		(5,995)
Income tax expense	(64)		(128)

Distributable Cash Flow	22,161		$66,901

(a)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(b)	Cash interest expense is net of amortization charges associated with deferred debt issuance costs and capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
(in thousands)

	Calumet	Predecessor
	Nine Months Ended
	September 30, 2006
	2006	2005
	Unaudited
Adjusted EBITDA	$81,152	$57,637
Add:
Unrealized losses from mark to market accounting for derivative activities	743	(48,412)
Non-cash impact of restructuring, decommissioning and asset impairments	—	(1,593)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(146)	(4,264)

EBITDA	81,749	3,368

Add:
Interest expense	(7,838)	(16,771)
Income tax expense	(128)	—
Provision for doubtful accounts	122	195
Unrealized losses from mark to market accounting for derivative activities	61	48,412
Restructuring, decommissioning and asset impairments	—	1,693
Changes in operating working capital:
Accounts receivable	(6,639)	(65,077)
Inventory	10,009	(50,114)
Other current assets	11,538	(14,622)
Derivative activity	178	2,606
Accounts payable	36,726	(12,333)
Accrued liabilities	3,089	6,277
Other, including changes in non current assets and liabilities	4,191	(1,403)

Net cash provided by (used in) operating activities	$133,058	$(97,769)